UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report: March 6, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 6, 2015, CafePress Inc. (the “Company”) completed the closing of the previously announced sale of its businesses that engage in providing personalized apparel and merchandise for groups and organizations through its e-commerce websites (or, the “Groups Business”), pursuant to the asset purchase agreement (the “Asset Purchase Agreement”) with Logo Sportswear Inc. (“Logo Sportswear”), dated as of February 20, 2015.

Pursuant to the Asset Purchase Agreement, the Company received $9.73 million, after purchase price adjustments, for the sale of its Groups Business, including $8.70 million in cash and $1.03 million in escrow for the Company’s indemnification obligations pursuant to an escrow agreement between the Company, Logo Sportswear and the escrow agent.

In connection with the Asset Purchase Agreement, the Company also entered into a transition services agreement with Logo Sportswear for a period of six months, effective as of the closing date (the “Closing Date”), and a referral agreement for a period of two years following the Closing Date. The transaction did not require a vote of the Company’s stockholders, and there is no material relationship between the Company and Logo Sportswear other than in respect of the Asset Purchase Agreement.

The above description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of February 20, 2015, by and between CafePress Inc. and Logo Sportswear Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 6, 2015	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson Chief Financial Officer